As filed with the Securities and Exchange Commission on June 16, 2026

Registration No. 333-277831

Registration No. 333-252368

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-277831

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-252368

FORM S-3

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

ASSERTIO HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-0598378
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

100 South Saunders Road, Suite 300
Lake Forest, Illinois 60045

(Address of Principal Executive Offices, including Zip Code)

Crystal Fisher

Zydus Pharmaceuticals (USA) Inc., 73 Route 31 N., Pennington, New Jersey 08534
Tel. (609) 730-1900

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr

Branden C. Berns

Evan D’Amico

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, California 94111-3715

(415) 393-8373

Krishna Veeraraghavan

Chelsea Darnell

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Assertio Holdings, Inc., a Delaware corporation (the “Registrant”), to deregister all securities remaining unissued and unsold under the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Registrant or its predecessors, Assertio Therapeutics, Inc. and Depomed, Inc.:

•	Registration Statement on Form S-3 (No. 333-277831), filed with the SEC on March 11, 2024 and declared effective on April 24, 2024, pertaining to the registration of up to $150,000,000 in aggregate offering price of the Registrant’s common stock, preferred stock, debt securities, warrants and units.
•	Registration Statement on Form S-3 (No. 333-252368), filed with the SEC on January 25, 2021 and declared effective on February 4, 2021, pertaining to the registration of up to $100,000,000 in aggregate offering price of the Registrant’s common stock, preferred stock, debt securities, warrants and units.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration any unissued and unsold securities registered pursuant to the above-referenced Registration Statements.

On May 13, 2026, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zydus Worldwide DMCC, a limited liability company incorporated under the laws of the United Arab Emirates (“Parent”), Zara Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and, solely for purposes of Section 9.20 thereof, Zydus Pharmaceuticals (USA) Inc., a New Jersey corporation. Pursuant to the Merger Agreement, on May 18, 2026, Purchaser commenced a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Registrant (the “Shares”) at a price of $23.50 per Share, payable in cash, without interest and subject to any applicable withholding of taxes. The Offer expired one minute after 11:59 p.m., Eastern Time, on June 15, 2026, and on June 16, 2026, Purchaser irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer. On June 16, 2026, pursuant to the Merger Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

The foregoing description of the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 13, 2026.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Pennington, New Jersey, on June 16, 2026.

ASSERTIO HOLDINGS, INC.

By: /s/ Ravi Yadavar
Name: Ravi Yadavar Title: Treasurer